Exhibit 5.1

[Paul Hastings letterhead]

July 23, 2008	39351.00002
WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30117

Re:  WGNB Corp. - Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion as counsel to WGNB Corp., a Georgia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Registration Statement”) registering the issuance and sale by the Company of nontransferable purchase rights for up to 3,750,000 shares of the Company’s Series A Convertible Preferred Stock, no par value per share (the “Shares”), pursuant to the rights offering reflected therein (the “Offering”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Registration Statement and related prospectus;

(ii) the articles of incorporation of the Company, certified as of July 23, 2008 by the Secretary of State of Georgia, and the bylaws of the Company as presently in effect as certified by the Secretary of the Company as of the date hereof (collectively, the Charter Documents”);

(iii) a certificate of the Secretary of State of the State of Georgia as to the incorporation and existence of the Company under the laws of the State of Georgia as of July 23, 2008 (the “Good Standing Certificate”); and

(iv) resolutions adopted by the Company’s board of directors on June 19, 2008 and on July 21, 2008, certified by the Secretary of the Company, authorizing the Offering and the issuance of the Shares.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the genuineness of all signatures on all documents submitted to us; (ii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, corporate records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (iv) the legal capacity of all individuals executing documents; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct and that there has not been any change in the valid existence status of the Company from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

WGNB Corp.
July 23, 2008

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based on the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the 3,750,000 Shares covered by said Registration Statement, when purchased and issued as described in the Registration Statement and in accordance with the terms of the Offering (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the internal laws of the State of Georgia. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon for any other purpose. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person subsequent to the effectiveness of the Registration Statement with regard to any change in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP